ESCROW AND CONTINGENT STOCK AGREEMENT
                      -------------------------------------


         THIS ESCROW AND CONTINGENT STOCK AGREEMENT (the "Agreement") is made as of December 31, 1996, by and among Homeplex Mortgage Investments Corporation, a Maryland corporation ("HPX") and William W. Cleverly and Steven J. Hilton (the "Monterey Shareholders").

                                    RECITALS

         WHEREAS, HPX and the Monterey Shareholders are parties to that certain Agreement and Plan of Reorganization dated September 13, 1996 (the "Merger Agreement");

         WHEREAS, pursuant to the Merger Agreement, HPX has agreed to assume the obligations of Monterey Homes Construction II, Inc. and Monterey Homes Arizona II, Inc. under that certain Warrant Agreement dated October 17, 1994 (the "Warrant Agreement");

         WHEREAS, this Agreement is being entered into pursuant to the Merger Agreement and establishes the terms and conditions of the deposit and disbursement of 643,500 shares of HPX Common Stock (the "Warrant Stock") issued in the names of the Monterey Shareholders upon the exercise or expiration of the Warrants (as defined in Section 1.3(e) of the Merger Agreement); and

         WHEREAS, this Agreement is being entered into pursuant to the Merger Agreement and establishes the terms and conditions of the issuance of an additional 668,160 shares of HPX Common Stock (the "Contingent Stock") to the Monterey Shareholders and an additional 131,840 of HPX Common Stock (the "Contingent Warrant Stock") reserved for issuance upon the exercise or expiration of the Warrants (as defined in Section 1.3(e) of the Merger Agreement;

         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Capitalized Terms. Unless otherwise defined, capitalized terms used in this Agreement shall have the same meaning ascribed to such terms in the Merger Agreement.

         2. Appointment. The Monterey Shareholders hereby appoint HPX as the escrow agent
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with respect to the Warrant Stock under this Agreement, and HPX hereby agrees to accept such appointment.

         3. Resignation and Substitution. HPX may resign as escrow agent at any time by giving notice of such resignation to the Monterey Shareholders specifying a date when such resignation shall take effect; provided, however, that HPX shall continue to serve until its successor accepts the Warrant Stock and receives the Warrant Stock in accordance with the following provisions: Upon notice of termination, a successor escrow agent shall be appointed by the Monterey Shareholders.

         4. Deposit of Warrant Stock. The Monterey Shareholders hereby deliver the Warrant Stock to HPX to be held in escrow for the benefit of the Monterey Shareholders and Monterey Warrantholders, and such escrow shall be governed by the terms set forth herein. HPX hereby acknowledges receipt of the Warrant Stock which shall be reasonably acceptable to HPX.

         5. Exercise or Expiration of Warrants.

                  a. Upon the exercise, in whole or in part, of a Warrant by a Warrantholder in accordance with the terms of the Warrant Agreement, HPX shall (i) deliver to such Warrantholder a number of shares of Warrant Stock allocable to the Warrantholder on a pro rata basis to the Warrant exercised; (ii) issue and deliver a number of shares of Contingent Warrant Stock allocable to the Warrantholder on a pro rata basis to the Warrant exercised; and (iii) pay to the Monterey Shareholders an amount in cash equal to the aggregate price paid by the Warrantholder to exercise the Warrant.

                  b. If any Warrants are not exercised and thus expire on October 15, 2001, HPX shall (i) deliver to each of the Monterey Shareholders one-half of any shares of Warrant Stock then held in escrow by HPX and (ii) issue and deliver to each of the Monterey Shareholders one-half of any shares of Contingent Warrant Stock that have not been issued hereunder.

                  c. Shares of Contingent Warrant Stock issued to Warrantholders or the Monterey Shareholders pursuant to this Section 5 shall be issued and delivered without regard to the stock price targets and other restrictions set forth in Section 6 below.

         6. Issuance of Contingent Stock.
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                  a.  Subject to  subsection  b, the  Contingent  Stock shall be issued pro rata to each Monterey Shareholder as follows:

                           (i) if the closing  price of the HPX common  stock on
                  the New York Stock Exchange (the "HPX Stock Price") averages $1.75 for twenty consecutive trading days at any time during the five-year period following the Effective Date, then 134,828 shares of Contingent Stock shall be issued pro rata to the Monterey Shareholders as soon as practicable but only after the first anniversary of the Effective Date;

                           (ii) if the HPX Stock Price averages $2.50 for twenty
                  consecutive trading days at any time during the five-year period following the Effective Date, then an additional 265,666 shares of Contingent Stock shall be issued pro rata to the Monterey Shareholders as soon as practicable but only after the second anniversary of the Effective Date; and

                           (iii) if the HPX Stock Price averages $3.50 for twenty consecutive trading days at any time during the five-year period following the Effective Date, then an additional 266,666 shares of Contingent Stock shall be issued pro rata to the Monterey Shareholders as soon as practicable but only after the third anniversary of the Effective Date.

                  b. Notwithstanding the foregoing, the pro rata portion of the shares of Contingent Stock shall be issued to a Monterey Shareholder only if such Monterey Shareholder (i) is employed by HPX at the date shares of Contingent Stock are to be issued under Section 6(a) above or
         (ii) has been terminated by HPX without Cause (as defined in the Employment Agreement of even date herewith by and between HPX and the Monterey Shareholder).

         7. Rights of Monterey Shareholders. The Monterey Shareholders shall retain all rights of ownership to the Warrant Stock held in escrow by HPX, including without limitation the right to vote the Warrant Stock. The Monterey Shareholders shall have no rights with respect to the Contingent Stock or Contingent Warrant Stock unless and until such Contingent Stock and Contingent Warrant Stock is issued to the Monterey Shareholders.

         8. Taking of Necessary Action. Each of the parties hereto agrees to use its or his best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all
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things  necessary,  proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         9. Termination. This Agreement shall terminate upon the disbursement or issuance of all shares of Warrant Stock, Contingent Stock and Contingent Warrant Stock in accordance with the terms hereof.

         10. Arbitration. All disputes, claims and other matters in controversy arising directly or indirectly out of or related to this Agreement, or the breach hereof, whether contractual or non-contractual, shall be determined by arbitration and shall be settled by three arbitrators, one of whom shall be appointed by HPX, one by the Monterey Shareholders and the third of whom shall be appointed by the first two arbitrators. Persons eligible to be selected as arbitrators shall be limited to attorneys who have been in practice at least 15 years specializing in corporate and securities laws matters and who have had both training and experience as arbitrators ("Experienced Arbitrators"). If either party fails to appoint an arbitrator within ten (10) days of a request in writing by the other such person to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within thirty days, then such arbitrator shall be appointed by the American Arbitration Association (which appointment shall not be limited to Experienced Arbitrators if not made within the applicable time period). Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously as such place in Phoenix, Arizona agreed to between HPX and the Monterey Shareholders in accordance with the Commercial Rules of Arbitration of the American Arbitration Association then in effect so as to enable the arbitrators to resolve the disputes, claims and other matters in controversy within forty-five (45) days of the commencement of the arbitration proceedings. The arbitrators shall base their award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based and may award temporary or permanent equitable relief. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators' resolution of the dispute shall be final, binding and non-appealable. The nonprevailing party shall bear the expenses of the arbitrators and the arbitration, including reasonable attorneys' fees and costs.

         11. Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service on three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

         If to HPX:                    Homeplex Mortgage Investments Corporation
                                       5333 North Seventh Street

                                       Suite 219
                                       Phoenix, Arizona 85014
                                       Attn: Corporate Secretary

         If to Monterey Shareholders:  William W. Cleverly
                                       5627 N. Casa Blanca Road
                                       Paradise Valley, Arizona  85253

                                       Steven J. Hilton
                                       5265 N. Wilkinson
                                       Paradise Valley, Arizona  85253

         12. Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement or any right, remedy, obligation or liability hereunder may be transferred or assigned by the Monterey Shareholders without the prior written consent of HPX; provided, however, that any transfer or assignment of the Monterey Shareholders' rights to receive Warrant Stock, Contingent Stock or Contingent Warrant Stock hereunder shall be made in accordance with the Articles of Incorporation of HPX, and any transferee shall be subject to the conditions hereof.

         13. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

         14. Entire Agreement. This Agreement and the Merger Agreement embodies the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior written, or prior contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by HPX and the Monterey Shareholders.

         15. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         16. Counterparts. This Agreement may be executed in counterparts, each of which shall
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be  deemed  an  original,  but all of which  shall  constitute  one and the same document.



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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the date first written above.

                            HOMEPLEX MORTGAGE INVESTMENTS CORPORATION, a Maryland corporation


                            By: /s/ Jay R. Hoffman
                              .................................................
                            Jay R. Hoffman, President


                            THE MONTEREY SHAREHOLDERS

                            /s/ William W. Cleverly
                            ...................................................
                            William W. Cleverly

                            /s/ Steven J. Hilton
                            ...................................................
                            Steven J. Hilton